Exhibit 10.1

3000 John Deere Road, Toano, VA 23168 Phone: (757) 259-4280.● Fax (757) 259-7293 www.lumberliquidators.com

                     ,

Thomas D. Sullivan

[Street]

[City, State]

Dear Tom:

Lumber Liquidators Holdings, Inc. (the “Company”) has designated you to be a recipient of a non-statutory stock option to purchase shares of the common stock of the Company, par value $.001 per share (“Stock”), subject to the service-based vesting restrictions and other terms set forth in this Award Agreement and in the Lumber Liquidators Holdings, Inc. 2011 Equity Compensation Plan (the “Plan”).

The grant of this stock option is made pursuant to the Plan. The Plan is administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). The terms of the Plan are incorporated into this Award Agreement and in the case of any conflict between the Plan and this Award Agreement, the terms of the Plan shall control. A copy of the Plan will be provided to you upon request.

1. Grant. In consideration of your agreements contained in this Award Agreement, the Company hereby grants to you a non-statutory option (“NSO”) to purchase from the Company              shares of common stock of the Company (the “Company Stock”) at $          per share. The exercise price of the NSO is equal to the closing price of the Company Stock on the New York Stock Exchange on [                      ] (the “Grant Date”).

2. Vesting. The grant of the NSO is subject to the following terms and conditions:

(a) The shares covered by the NSO shall vest, and shall be exercisable, on the following Vesting Dates, if the service conditions described in Section 2(c) are met on the applicable Vesting Date:

Vesting Date	Number of Shares That May Be Exercised (Vested Portion of NSO)

1

(b) The shares covered by the NSO shall also 100% vest upon a Change in Control of the Company (as defined in the Plan) to the extent not already exercisable.

(c) Notwithstanding the foregoing, you must be employed by the Company (or any Related Company) or serving on the Board on the relevant date for any shares to vest. If both (i) your employment with the Company (or any Related Company) terminates for any reason and (ii) your Board service terminates due to your resignation from the Board or your refusal to stand for election to the Board or your death or becoming Disabled, any rights you may have under the NSO and this Award Agreement with regard to unvested shares shall expire and be null and void.

(d) If your employment with the Company (or any Related Company) terminates for any reason and your Board service terminates due to a reason other than your resignation from the Board or your refusal to stand for election to the Board or your death or your becoming Disabled, the shares covered by the NSO shall 100% vest to the extent not otherwise exercisable; provided, however, your NSO will remain subject to all other provisions of this Agreement.

3. Exercise.

(a) Except as otherwise stated in this Award Agreement and in the Plan, the NSO may be exercised, in whole or in part, from the Vesting Date described above until the earliest of (i) ten years and one day following the Grant Date, or (ii) the end of the applicable period set forth in subsection (b) below. Any portion of the NSO that is not exercised prior to its expiration shall be forfeited.

(b) Except as otherwise stated in this section, the NSO may be exercised only while you are employed by the Company (or any Related Company) or serving on the Board. The exercisability of the NSO after you have ceased to be employed by the Company (or any Related Company) and ceased to serve on the Board is subject to the following terms and conditions:

(i) If your employment by the Company (or any Related Company) is terminated by you or the Company (or any Related Company) for any reason, and your service on the Board terminates for any reason, in either case other than your death or Disability, you may exercise any or all of the NSO that is then fully vested and exercisable within three months after the later of the date (x) your employment by the Company (or any Related Company) terminates and (y) your Board service terminates.

(ii) If you become Disabled while employed by the Company (or any Related Company) or while serving on the Board, you may exercise any or all of the NSO that is then fully vested and exercisable within one year after the later of the date (x) your employment by the Company (or any Related Company) terminates due to Disability or (y) your Board service terminates due to Disability.

(iii) If you die while you are employed by the Company (or any Related Company) or while serving on the Board, the person to whom your rights under the NSO shall have passed by will or by the laws of distribution may exercise any or all of the NSO that is then fully vested and exercisable within one year after your death.

2

4. Payment Under NSO. You may exercise the NSO in whole or in part, but only with respect to whole shares of Company Stock. You may make payment of the NSO price in cash, in shares of Company Stock that you already own, or in any combination thereof. If you deliver shares of Company Stock to make any such payment, the shares shall be valued at the Fair Market Value (as defined in the Plan) thereof on the date you exercise the NSO.

5. Transferability of NSO. The NSO is not transferable by you (other than by will or by the laws of descent and distribution) and, except as otherwise stated in this Award Agreement, may be exercised during your lifetime only by you.

6. Fractional Shares. A fractional share of Company Stock will not be issued and any fractional shares may be disregarded by the Company.

7. Adjustments. If the number of outstanding shares of Company Stock is increased or decreased as a result of a stock dividend, stock split or combination of shares, recapitalization, merger in which the Company is the surviving corporation, or other change in the Company’s capitalization without the receipt of consideration by the Company, the number and kind of shares with respect to which you have an unexercised NSO and the exercise price shall be proportionately adjusted by the Committee, whose determination shall be binding.

8. Exercise. To exercise the NSO, you must deliver to the Corporate Secretary of the Company written notice stating the number of shares you have elected to purchase and arrange for payment to the Company as described in Section 4 above. Notwithstanding the provisions of Section 9, such notice may be sent to the Corporate Secretary via e-mail.

9. Notice. Any notice to be given to the Company under the terms of this Award Agreement shall be addressed to the Corporate Secretary at Lumber Liquidators Holdings, Inc., 3000 John Deere Road, Toano, Virginia 23168. Any notice to be given to you shall be addressed to you at the address set forth above or your last known address at the time notice is sent. Notices shall be deemed to have been duly given if mailed first class, postage prepaid, addressed as above.

10. Forfeiture and Repayment Provision. If the Committee determines, in its sole discretion, that you have, at any time, willfully engaged in conduct that is harmful to the Company (or any Related Company), the Committee may declare that all or a portion of the NSO is immediately forfeited. If the Committee determines, in its sole discretion, that you have willfully engaged in conduct that is harmful to the Company (or any Related Company), you shall repay to the Company all or any shares of Common Stock acquired through the exercise of the NSO or all or any of the amount realized as a result of the sale of Common Stock acquired through the exercise of the NSO, to the extent required by the Committee. Repayment or forfeiture required under this Section shall be enforced by the Board or its delegate, in the manner the Board or its delegate determines to be appropriate. Your acceptance of the award reflected in this Award Agreement constitutes acceptance of the forfeiture and repayment provisions of this Section.

11. Applicable Withholding Taxes. By your acceptance of this Award Agreement, you agree to pay to the Company the amount that must be withheld under federal, state and local income and employment tax laws or to make arrangements satisfactory to the Company for the payment of such taxes.

3

12. Applicable Securities Laws. You may be required to execute a customary written indication of your investment intent and such other agreements the Company deems necessary or appropriate to comply with applicable securities laws. The Company may delay delivery of the shares purchased pursuant to the exercise of the NSO until you have executed such indication or agreements.

13. Acceptance of NSO. This Award Agreement deals only with the NSO you have been granted and not its exercise. Your acceptance of the NSO, which shall be deemed to take place when you sign this Award Agreement, places no obligation or commitment on you to exercise the NSO. By signing this Award Agreement, you indicate your acceptance of the NSO and your agreement to the terms and conditions set forth in this Award Agreement, which, together with the terms of the Plan, shall become the Company’s Stock Option Agreement with you. You also hereby acknowledge that a copy of the Plan has been made available and agree to all of the terms and conditions of the Plan, as it may be amended from time to time. Unless the Company otherwise agrees in writing, the NSO reflected in this Award Agreement will not be exercisable as a Stock Option Agreement if you do not accept this Award Agreement within thirty days of the Grant Date.

14. Clawback. If, as a result of material non-compliance with any financial information required to be reported under securities laws, the Company is required to prepare a restatement of its financial statements, then you will, with the approval of the Committee, forfeit or repay the proceeds of all or a portion of the Award under this Agreement if it was awarded within the three fiscal year-period preceding the date of such restatement. The forfeited or repayment amount shall equal the difference between the Award reflected in this Agreement and the amount, if any, that would have been granted based on the restated financial statements. The Committee shall determine and approve the amount of such forfeited or repayment amount. Repayment required under this Section shall be enforced by the Board or its delegate, in the manner the Board or its delegate determines to be appropriate. Your acceptance of the Award reflected in this Award Agreement constitutes acceptance of the repayment provisions described in this Section.

This Section 14 is intended to comply with Section 954 of Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all regulations and rulemaking thereunder and should be interpreted accordingly.

[SIGNATURE PAGE FOLLOWS]

4

IN WITNESS WHEREOF, the Company has caused this Stock Option Agreement to be signed, as of this          date of                     ,            .

LUMBER LIQUIDATORS HOLDINGS, INC.

By:
Name:
Its:

Agreed and Accepted:

Thomas D. Sullivan

[Date]

5